EXHIBIT 23.1

To the Board of Directors of MamaMancini’s Holdings, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 27, 2022, with respect to our audits of the financial statements of MamaMancini’s Holdings, Inc. as of January 31, 2022 and 2021, and for the years then ended.

/s/ Rosenberg Rich Baker Berman P.A

Somerset, New Jersey
March 9, 2023